BOSTON            [LOGO] Dechert

BRUSSELS          October 29, 2001

HARRISONBURG      Board of Directors
                  Kala Investment Corp.
HARTFORD          225 West 34th Street
                  Suite 1008
LONDON            New York, NY 10122

LUXEMBOURG        Board of Trustees
                  Pitcairn Tax-Exempt Bond Fund
NEW YORK          Pitcairn Funds
                  One Pitcairn Place, Suite 3000
NEWPORT BEACH     Jenkintown, PA 19046

PARIS
                  Dear Ladies and Gentlemen:
PHILADELPHIA
                  You have  requested  our  opinion  regarding  certain  Federal
PRINCETON         income tax consequences to Kala Investment Corp. ("Target"), a
                  Maryland  corporation,  to the holders of the shares of Target
WASHINGTON        (the "Target  Shareholders"),  and to the Pitcairn  Tax-Exempt
                  Bond Fund  ("Acquiring  Fund"),  a separate series of Pitcairn
                  Funds,  a Delaware  business  trust,  in  connection  with the proposed  transfer of  substantially  all of the properties of
                  Target to Acquiring Fund in exchange  solely for voting shares of  beneficial  interest of Acquiring  Fund  ("Acquiring  Fund
                  Shares"),  followed by the distribution of such Acquiring Fund
                  Shares   received  by  Target  in  complete   liquidation  and
                  termination of Target (the "Reorganization"), all pursuant to the Agreement and Plan of Reorganization (the "Plan") dated as of September 28, 2001 between Pitcairn Funds (on behalf of
                  Acquiring Fund) and Target.

                  For purposes of this  opinion,  we have examined and rely upon
                  (1) the Plan, (2) the Form N-14 filed by Acquiring Fund on October 1, 2001 with the Securities and Exchange Commission,
                  (3) the facts and representations contained in the letter dated on the Closing Date (as defined in the Plan) addressed to us from Pitcairn Funds on behalf of Acquiring Fund, (4) the facts and representations contained in the letter dated on the Closing Date addressed to us from Target, and (5) such other documents and instruments as we have deemed necessary or appropriate for purposes of rendering this opinion.

                  This opinion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), United States Treasury regulations, judicial decisions, and administrative rulings and pronouncements of the Internal Revenue Service, all as in effect on the date of

                  Law Offices of Dechert Price & Rhoads
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                  Board of Directors
                  October 29, 2001
                  Page 2


                  this   letter.   This   opinion   is   conditioned   upon  the
                  Reorganization taking place in the manner described in the Plan and the Form N-14 referred to above.

                  Based upon the foregoing, it is our opinion that:

                  1. The acquisition by Acquiring Fund of substantially all of the properties of Target in exchange solely for Acquiring Fund Shares followed by the distribution of Acquiring Fund Shares to the Target Shareholders in exchange for their Target shares in complete liquidation and termination of Target will constitute a reorganization within the meaning of section 368(a) of the Code. Target and Acquiring Fund will each be "a party to a reorganization" within the meaning of section 368(b) of the Code.

                  2. Target will not recognize gain or loss upon the transfer of substantially all of its assets to Acquiring Fund in exchange solely for Acquiring Fund Shares. Target will not recognize gain or loss upon the distribution to its shareholders of the Acquiring Fund Shares received by Target in the Reorganization.

                  3. Acquiring Fund will recognize no gain or loss upon receiving the properties of Target in exchange solely for Acquiring Fund Shares.

                  4. The adjusted basis to Acquiring Fund of each of the properties of Target received by Acquiring Fund in the Reorganization will be the same as the adjusted basis of each of those properties in the hands of Target immediately before the exchange.

                  5. Acquiring Fund's holding periods with respect to the properties of Target that Acquiring Fund acquires in the transaction will include the respective periods for which those properties were held by Target (unless investment activities of Acquiring Fund have the effect of reducing or eliminating a holding period with respect to an asset).

                  6. The Target Shareholders will recognize no gain or loss upon receiving Acquiring Fund Shares solely in exchange for Target shares.

                  7. The aggregate basis of the Acquiring Fund Shares received by a Target Shareholder in the transaction will be the same as the aggregate basis of Target shares surrendered by the Target Shareholder in exchange therefor.

                  8. A Target Shareholder's holding period for the Acquiring Fund Shares received by the Target Shareholder in the transaction will include the holding period during which the Target Shareholder held Target shares surrendered in exchange therefor, provided that the Target Shareholder held such shares as a capital asset on the date of Reorganization.

                  Dechert
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                  Board of Directors
                  October 29, 2001
                  Page 3


                  We express no opinion as to the Federal income tax consequences of the Reorganization except as expressly set forth above, or as to any transaction except those consummated in accordance with the Plan.

                  Our opinion as expressed herein, is solely for the benefit of Target, the Target Shareholders, and the Acquiring Fund, and unless we give our prior written consent, neither our opinion nor this opinion letter may be quoted in whole or in part or relied upon by any other person.

                  Very truly yours,



                  Dechert


                  Dechert
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